EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (the "Agreement"), dated as of June 1, 1999 (the "Effective Date"), is entered into between LEE R. MONTELLARO, residing at 60 Ticonderoga Boulevard, Freehold, New Jersey 07728 ("Executive"), and GLOBAL TELECOMMUNICATION SOLUTIONS, INC., a Delaware corporation having its principal office at 10 Stow Road, Suite 200, Marlton, New Jersey 08053 ("Company").

      WHEREAS, Company and Executive desire to provide for the employment of Executive by the Company on the terms set forth herein.

      IT IS AGREED:

      1. Employment, Duties and Acceptance.

            1.1 The Company hereby employs Executive as its Chief Financial Officer and Vice President to supervise and control the day-to-day financial affairs of the Company. In such capacity, Executive shall use his best efforts to carry out all reasonable orders and resolutions of the Board of Directors ("Board") within the scope of the Executive's supervision and control (unless any such order or resolution shall provide otherwise), and in general shall perform all duties incident to the office of Chief Financial Officer and Vice President. All of Executive's powers and authority in any capacity shall at all times be subject to the reasonable direction and control of the Company's President.

            1.2 The President may assign to Executive such other executive duties for the Company or any Affiliate (as defined in Section 5.1) as are consistent with Executive's status and responsibilities as Chief Financial Officer and Vice President.

            1.3 Executive accepts such employment and agrees to devote substantially all of his business time, energies and attention to the performance of his duties. Notwithstanding anything contained in this Agreement to the contrary, Executive may devote an insignificant amount of time to the affairs of Paging Management, Inc. its affiliates and their respective successors, provided that such activity does not interfere or conflict with his duties and responsibilities as the Chief Financial Officer and Vice President of the Company.

            1.4 The office from which Executive shall perform his duties under this Agreement shall at all times be located within 60 miles of Freehold, New Jersey.

      2. Compensation and Benefits.

            2.1 Salary. The Company shall pay to Executive a base salary ("Salary") at the aggregate rate of $125,000 per annum commencing on the Effective Date and terminating on October 15, 1999. In the event this Agreement is extended after September 30, 1999 as provided in Section 3.1, then Executive's salary shall be increased to $150,000 per annum effective October 17, 1999. Executive's Salary shall be paid in equal, periodic installments, in accordance with the Company's normal payroll procedures applicable to its most senior executive officers and shall be subject to withholding taxes and other normal payroll deductions.

            2.2 Salary Increases/Bonuses.

                  2.2.1 The Board shall meet at least annually to review Executive's performance. Based upon such review and such other factors as the Board may consider, at the sole and absolute discretion of the Board, the Board may determine to increase but not decrease Executive's Salary and/or to award Executive a bonus (which bonus may be payable in cash or securities of the Company, including, without limitation, options to purchase shares of the Company's Common Stock) and up to $50,000, at the Board's option. Notwithstanding the foregoing, Executive understands, acknowledges and agrees that the Board would not be obligated, under any circumstances, to award any such increase in salary or bonus.

            2.3 Stock Options.

                  2.3.1 (a) As additional compensation for services to be rendered by Executive hereunder, the Company shall grant to Executive options (the "Options") to purchase 320,000 shares of Company Common Stock at the per share exercise prices and vesting dates set forth in the schedule below. These Options (i) are not granted under any plan, including the Company's 1994 Performance Equity Plan; (ii) are evidenced by a Stock Option Agreement of even date herewith between the Company and Executive; and (iii) shall remain exercisable for a period of five years after the date of vesting, except as otherwise set forth in the Stock Option Agreement.
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     Number of Options        Exercise Price       Date Exercisable
     -----------------        --------------       ----------------
     120,000                  $0.75                December 1, 1999
     120,000                  $1.25                June 1, 2000
     40,000                   $1.75                June 1, 2001
     40,000                   $2.00                June 1, 2002

                  (b) The Company agrees to include the shares underlying the Option for sale and resale under any Form S-8 registration statement (and, if necessary, Form S-3) filed by the Company after the execution of this Agreement, and to maintain such registration for a period of two years longer than the end of the vesting periods set forth below; provided the Company shall not be obligated to maintain such registration if the Executive no longer has the right to exercise the Option or has exercised all of the Option and no longer owns any of the shares received upon exercise.

            2.4 Benefits. Executive shall be entitled to such medical, dental, disability, life insurance and other benefits (the "Benefits") and perquisites no less favorable than such as are afforded to other senior executives of the Company generally. Executive shall be entitled to three weeks of vacation in each calendar year and to a reasonable number of other days off for religious and personal reasons.

            2.5 Expenses. The Company will pay or reimburse Executive for all transportation, hotel and other expenses reasonably incurred by Executive on business trips and for all other ordinary and reasonable out-of-pocket expenses actually incurred by him in the conduct of the business of the Company against reasonably detailed vouchers submitted with respect to any such expenses approved in accordance with the Company's customary procedures applicable to its most senior executive officers.

            2.6 Signing Bonus. The Company shall pay Executive a bonus in the amount of $5,000 for executing this Agreement (the "Signing Bonus"). The Signing Bonus shall be included in Executive's next payroll check after the execution of this Agreement.


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

      3. Term and Termination.

            3.1 Employment Term. The term of this Agreement commences as of the Effective Date and shall expire on September 30, 1999, unless sooner terminated or extended as herein provided (the "Initial Term"). This Agreement shall automatically renew for a three-year period unless either party provides the other with at least thirty days' prior written notice of its intent to not renew this Agreement (the "Renewal Term"). Thereafter, this Agreement shall automatically renew for an additional one-year period unless either party provides the other with at least six months' prior written notice of its intent to not renew the Agreement.

            3.2 Death. If Executive dies during the term of this Agreement, this Agreement shall thereupon terminate; provided, however, the Company shall pay to Executive's estate and/or beneficiaries, as the case may be, the Salary earned but not paid prior to the date of Executive's death.

            3.3 Disability. The Company, by notice to Executive, may terminate this Agreement if Executive shall fail because of illness or incapacity to render, for six consecutive months, services of the character contemplated by this Agreement. Notwithstanding such termination, the Company shall pay to Executive the Salary due Executive pursuant to Section 2.1 hereof through the date of such notice, payable in the manner set forth in Section 2.1, less any amount Executive receives for such period from any Company-sponsored or Company-paid for source of insurance, disability compensation or government program.

            3.4 Termination for Cause. The Company, by notice to Executive, may terminate this Agreement for Cause. In the event Executive's employment is terminated for Cause, Executive shall be entitled to the Salary earned but not paid prior to the date of termination. Additionally, all of the options granted to Executive hereunder shall immediately terminate. For purposes of this Section 3.4, "Cause" shall be defined as:

            (1) habitual absence from work by the Executive, including without limitation, habitual absence from the Company's offices on non-Company matters that


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

                  interferes with the Executive's duties;

            (2)   habitual drunkenness by the Executive;

            (3)   habitual drug abuse or drug addiction by the Executive;

            (4) the Executive maliciously denigrating in public the Company or any officer, director or affiliate thereof;

            (5) sexual harassment by the Executive which has been reasonably substantial if it has been determined that such sexual harassment, in fact, took place in accordance with the Company's then existing policy regarding sexual harassment;

            (6) physical destruction of substantial property or asset of the Company by, or caused by, the Executive;

            (7) appropriation of business opportunities of the Company by the Executive for the direct or indirect personal gain of the Executive or members of his family without the prior written consent of the Board;

            (8) the Executive causing the Company to enter into transactions or arrangements with the Executive, in his capacity as an individual and not as an employee of the Company, or a person or entity affiliated therewith, which results in direct or indirect personal gain to the Executive or members of his family without the prior written consent of the Board, provided, however, that this Section 3.4(8) shall not include the employment of the Executive by the Company or its affiliates;

            (9) willful and malicious interference with the Company's operations by the Executive;


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

            (10) engagement by the Executive in any act of fraud, material misappropriation of funds or assets, or embezzlement, including without limitation, theft, bribery or the receipt of kickbacks;

            (11) a conviction of the Executive for, or a plea of nolo contendere by the Executive to, a felony or other criminal act for which the possible penalties include a prison sentence of at least 1 year;

            (12) a material breach by the Executive of the restrictive covenants contained in this Agreement, or for disloyal, dishonest or illegal conduct by the Executive;

            (13)  a material breach of this agreement by the Executive;

            (14) a failure, after written notice to the Executive from the Company, of the Executive to follow the reasonable directions or instructions of the Board or the Company's President which are consistent with the Executive's position and responsibilities; or

            (15) gross negligence by the Executive which results in material harm to the Company.

      3.5 Termination Without Cause.

                  (a) Company, upon not less than 30 days written notice, may terminate Executive's employment at any time for any reason. If Executive's employment is terminated by the Company other than for Cause (as defined in Section 3.4 hereof) or as a result of Executive's death or Permanent Disability (as defined in Section 3.2 and 3.3, respectively, hereof) or if Executive terminates his employment for Good Reason (as defined in Section 3.5(b) hereof)


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

prior to the end of the Term, Executive shall receive or commence receiving as soon as practicable in accordance with the terms of this Agreement:

            (i) such payments under applicable plans or programs, including but not limited to those referred to in Section 2 hereof, to which he is entitled pursuant to the terms of such plans or programs through the date of termination;

            (ii) a severance payment (the "Severance Payment"), which amount shall be paid in the form of Base Salary continuation through the one-year period after termination, plus the amount of any bonus paid by the Company for the calendar year immediately preceding the calendar year in which termination occurs;

            (iii) payment in respect of accrued by unused vacation days (the
                  "Vacation Payment") and compensation earned but not yet paid (the "Compensation Payment") which amount shall be paid in a cash lump sum within thirty (30) days of the date of termination; and

            (iv) continued coverage, at the Company's expense for a period of 12 months from the date of termination under all Employee health, dental, disability and life insurance plans in which the Executive participates as of the date of termination in accordance with the respective terms thereof.

                  (b) For purposes of this Agreement, "Good Reason" shall mean any of the following events (without Executive's express prior written consent) which are not cured by the Company within thirty (30) days after the Company's receipt of written notice indicating such breach with reasonable particularity:

            (i) Any material breach by Company of any provision of this Agreement, including any material reduction by Company of Executive's duties or


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

                  responsibilities (except in connection with the termination of Executive's employment for Cause, as a result of Permanent Disability, as a result of Executive's death or by Executive other than for Good Reason);

            (ii) Moving the principal executive offices of Company or the place of Executive's employment to a location 60 or more miles outside of the Freehold, New Jersey area; or


            (iii) Upon a Change of Control of Company (as such term is hereinafter defined), but only if Executive's employment hereunder is terminated within ninety (90) days after such Change of Control.

            (c) For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred if (i) there shall be consummated (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company, or (ii) at any time during a period of two consecutive years, individuals who at the beginning of such period, constituted the Board of Directors of the Company shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company's stockholders of each new director during such two-year period was approved by a vote of at least two-thirds of the directors then still in office, who were directors at the beginning of such two-year period.

      4. Protection of Confidential Information; Non-Competition.

            4.1 Executive acknowledges that:


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

                  (1) As a result of his current employment with the Company, Executive has obtained and will obtain secret and confidential information concerning the business of the Company and/or its subsidiaries and affiliates, (referred to collectively in this Section 4 as the "Company"), including, without limitation, financial information, designs and other proprietary rights, trade secrets and "know-how," customers and sources of supply ("Confidential Information").

                  (2) The Company will suffer substantial damage that will be difficult to compute if, during the period of his employment with the Company or thereafter, Executive should enter a business competitive with the Company or divulge Confidential Information.

                  (3) The provisions of this Agreement are reasonable and necessary for the protection of the business of the Company.

            4.2 Executive agrees that he will not at any time, either during the term of this Agreement or thereafter, divulge to any person or entity any Confidential Information obtained or learned by him as a result of his employment with, or prior retention by, the Company, except (a) in the course of performing his duties hereunder, (b) with the Company's express written consent;
(c) to the extent that any such information is in the public domain other than as a result of Executive's breach of any of his obligations hereunder; or (d) where required to be disclosed by court order, subpoena or other government process. If Executive shall be required to make disclosure pursuant to the provisions of clause (d) of the preceding sentence, Executive promptly, but in no event more than 72 hours after learning of such subpoena, court order, or other government process, shall notify, by personal delivery or by electronic means, confirmed by mail, the Company and, at the Company's expense, Executive shall: (i) take all reasonably necessary and lawful steps required by the Company to defend against the enforcement of such subpoena, court order or other government process, and (ii) permit the Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

            4.3 Upon termination of his employment with the Company, Executive will promptly deliver to the Company (or confirm in writing that all such information has been destroyed) all confidential memoranda, notes, records, reports, manuals, drawings, blueprints and


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

other documents (and all copies thereof) relating to the business of the Company and all property associated therewith, which he may then possess or have under his control; provided, however, subject to Executive's obligations under this
Section 4, that Executive shall be entitled to retain copies of such documents reasonably necessary to document his financial relationship (both past and future) with the Company.

            4.4 During the one-year period following termination of Executive's employment with the Company for any reason, Executive, without the prior written permission of the Company, shall not, anywhere in the United States, (a) enter into the employ of or render any services to any person, firm or corporation engaged in any Competitive Business, as defined below; (b) engage in any Competitive Business for his own account; (c) become associated with or interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity; (d) employ or retain, or have or cause any other person or entity to employ or retain, any person who was employed or retained by the Company while Executive was employed by the Company; or (e) solicit, interfere with, or endeavor to entice away from the Company, for the benefit of a Competitive Business, any of its customers or other persons with whom the Company has a contractual relationship or is otherwise doing business or has done business during the term of this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall preclude Executive from investing his personal assets in the securities of any corporation or other business entity which is engaged in a Competitive Business if such securities are traded on a national stock exchange or in the over-the-counter market and if such investment does not result in his beneficially owning, at any time, more than 4.9% of the publicly-traded equity securities of such Competitive Business. In the event Executive's employment is terminated by the Company without cause as provided in Section 3.5(a) or by Executive for Good Reason as provided in
Section 3.5(b), then Executive's obligations under this Section 4.4 shall only be in effect for so long as the Company complies with its obligation to pay Executive in accordance with Section 3.5(a) or (b), whichever is applicable.

            4.5 If Executive commits a breach, or threatens to commit a breach, of any of the provisions of Sections 4.2 or 4.4, the Company shall have the right and remedy:


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

                  (1) to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed by Executive that the services being rendered hereunder to the Company are of a special, unique and extraordinary character and that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company; and

                  (2) to require Executive to account for and pay over to the Company all monetary damages suffered by the Company as the result of any transactions constituting a breach of any of the provisions of Sections 4.2 or 4.4, and Executive hereby agrees to account for and pay over such damages to the Company.

            Each of the rights and remedies enumerated in this Section 4.5 shall be independent of the other, and shall be severally enforceable, and such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or equity.

            In connection with any legal action or proceeding arising out of
Section 4.4, the prevailing party in such action or proceeding shall be entitled to be reimbursed by the other party for the reasonable attorneys' fees and costs incurred by the prevailing party.

            4.6 If Executive shall violate any covenant contained in Section 4.4, the duration of such covenant so violated shall be automatically extended for a period of time equal to the period of such violation.

            4.7 If any provision of Sections 4.2 or 4.4 is held to be unenforceable because of the scope, duration or area of its applicability, the tribunal making such determination shall have the power to modify such scope, duration, or area, or all of them, and such provision or provisions shall then be applicable in such modified form.

            4.8 The provisions of Section 4.2 shall survive the termination of this Agreement for any reason.


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

      5. Definitions.

            As used in this Agreement:

            5.1 "Affiliate" shall mean any entity that, directly or indirectly, is controlled by, controlling, or under common control with the Company.

            5.2 "Competitive Business" shall mean (i) the design, development, sale and/or marketing of prepaid phone cards; (ii) attempt to solicit, solicit, interfere with or endeavor to entice away from the Company any of its customers, business or strategic partners or others with whom the Company is doing business; or (iii) attempt to solicit or solicit any person employed by or contracted by the Company, or any of its Affiliates, to leave their employment or not fulfill their contractual responsibility, whether or not the employment or contracting is full-time or temporary pursuant to a written or oral agreement, or for a determined period or at will. Notwithstanding the foregoing, a "Competitive Business" shall not include the business of Paging Management. Inc. ("PMI") its affiliates so long as the sale of prepaid phone cards dose not constitute a material part of PMI's business.

      6. Miscellaneous Provisions.

            6.1 All notices provided for in this Agreement shall be in writing, and shall be deemed to have been duly given when delivered personally to the party to receive the same, when transmitted by electronic means, or when sent by a nationally recognized next-day courier, addressed to the party to receive the same at his or its address set forth below, or such other address as the party to receive the same shall have specified by written notice given in the manner provided for in this Section 6.1. All notices shall be deemed to have been given as of the date of personal delivery, transmittal or courier delivery thereof.


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

            If to Executive:

                  Lee R. Montellaro
                  60 Ticonderoga Boulevard
                  Freehold, New Jersey 07728
                  Marked: "Personal and Confidential"

            with a copy to:

                  Sommer & Schneider LLP
                  595 Stewart Avenue
                  Garden City, NY 11530
                  Attn: Herbert H. Sommer, Esq.

            If to the Company:

                  Global Telecommunication Solutions, Inc.
                  10 Stow Road, Suite 200
                  Marlton, New Jersey 08053
                  Attn: President

            with a copy to:

                  David Alan Miller, Esq.
                  Graubard Mollen & Miller
                  600 Third Avenue
                  New York, New York 10016

            6.2 This Agreement and the Stock Option Agreement set forth the entire agreement of the parties relating to the employment of Executive and are intended to supersede all prior negotiations, understandings and agreements. No provisions of this Agreement or the Stock Option Agreement may be waived or changed except by a writing by the party against whom such waiver or change is sought to be enforced. The failure of any party to require performance of any provision hereof or thereof shall in no manner affect the right at a later time to enforce such provision.


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

            6.3 All questions with respect to the construction of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the law of the State of New Jersey.

            6.4 This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company. This Agreement shall not be assignable by Executive, but shall inure to the benefit of and be binding upon Executive's heirs and legal representatives.

            6.5 Should any provision of this Agreement become legally unenforceable, no other provision of this Agreement shall be affected, and this Agreement shall continue as if the Agreement had been executed absent the unenforceable provision.

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                       /s/ Lee R. Montellaro
                                       -------------------------------------
                                       LEE R. MONTELLARO


                                       GLOBAL TELECOMMUNICATION
                                       SOLUTIONS, INC.


                                       By: /s/ Randy Cherkas
                                           ---------------------------------
                                           Randy Cherkas, President


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